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                                  EXHIBIT 99.1

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RP(R) FINANCIAL, LC.
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Financial Services Industry Consultants

                                                        November 4, 2004


Mr. Martin A. Thomson
President and Chief Executive Officer
Alpena Bancshares, Inc.
100 South Second Avenue
Alpena, Michigan  49707-2814

Dear Mr. Thomson:

        This letter sets forth the agreement between Alpena Bancshares, Inc. (the "Company"), subsidiary of Alpena Bancshares MHC, Alpena, Michigan (the "MHC"), and RP(R) Financial, LC. ("RP Financial") for independent conversion appraisal services pertaining to the mutual-to-stock conversion of the MHC. The specific appraisal services to be rendered by RP Financial are described below. These appraisal services will be rendered by a team of two senior consultants on staff and will be directed by the undersigned.


DESCRIPTION OF APPRAISAL SERVICES

        In conjunction with preparing the appraisal report, RP Financial will conduct a financial due diligence, including on-site interviews of senior management and reviews of financial and other documents and records, to gain insight into the operations, financial condition, profitability, market area, risks and various internal and external factors of the Company, all of which will be considered in estimating the pro forma market value of the Company. RP Financial will prepare a detailed written valuation report of the Company that will be fully consistent with applicable federal regulatory guidelines and standard pro forma valuation practices. The appraisal report will include an analysis of the Company's financial condition and operating results, as well as an assessment of the Company's interest rate risk, credit risk and liquidity risk. The appraisal report will describe the Company's business strategies, market area, prospects for the future and the intended use of proceeds. A peer group analysis relative to comparable publicly-traded savings and banking institutions will be conducted for the purpose of determining appropriate valuation adjustments for the Company relative to the peer group.

        We will review pertinent sections of the Company's prospectus and hold discussions with the Company to obtain necessary data and information for the appraisal report, including the impact of key deal elements on the pro forma market value, such as dividend policy, use of proceeds and reinvestment rate, tax rate, offering expenses, characteristics of stock plans, and the structure of any contribution to a charitable foundation immediately following the offering if applicable.


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WASHINGTON HEADQUARTERS
Rosslyn Center                                         Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                      Fax No.: (703) 528-1788
Arlington, VA 22209                                Toll-Free No.: (866) 723-0594
www.rpfinancial.com                         E-Mail: wpommerening@rpfinancial.com

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MR. MARTIN A. THOMSON
NOVEMBER 4, 2004
PAGE 2


        The appraisal report will establish a midpoint pro forma market value. The appraisal report may be periodically updated throughout the conversion process as appropriate. There will be at least one updated valuation that would be prepared at the time of the closing of the stock offering. RP Financial agrees to deliver the original appraisal report and subsequent updates, in writing, to the Company at the above address in conjunction with the filing of the regulatory applications. Subsequent updates will be filed promptly as certain events occur which would warrant the preparation and filing of such valuation updates. Further, RP Financial agrees to perform such other services as are necessary or required in connection with the regulatory review of the appraisal and respond to the regulatory comments, if any, regarding the valuation appraisal and subsequent updates. RP Financial expects to formally present the appraisal report, including the appraisal methodology, peer group selection and assumptions, to the Board of Directors for review and acceptance.


FEE STRUCTURE AND PAYMENT SCHEDULE

        The Company agrees to pay RP Financial a fixed fee of $27,500 for these appraisal services, plus reimbursable expenses. Payment of these fees shall be made according to the following schedule:

        o $5,000 upon execution of the letter of agreement engaging RP Financial's appraisal services;

        o $17,500 upon delivery of the completed original appraisal report; and

        o $5,000 upon completion of the second step conversion to cover all subsequent valuation updates that may be required, provided that the transaction is not delayed for reasons described below.

        The Company will reimburse RP Financial for reasonable out-of-pocket expenses incurred in preparation of the valuation. Such out-of-pocket expenses will likely include travel, printing, telephone, facsimile, shipping, computer and data services. RP Financial will agree to limit reimbursable expenses in conjunction with the appraisal engagement, subject to written authorization from the Company to exceed such level.

        In the event the Company shall, for any reason, discontinue the proposed transaction prior to delivery of the completed documents set forth above and payment of the respective progress payment fees, the Company agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the respective fee caps noted above, after applying full credit to the initial $5,000 retainer fee towards such payment. RP Financial's standard billing rates range from $75 per hour for research associates to $300 per hour for managing directors.

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MR. MARTIN A. THOMSON
NOVEMBER 4, 2004
PAGE 3


        If during the course of the proposed transaction, unforeseen events occur so as to materially change the nature or the work content of the services described in this contract, the terms of said contract shall be subject to renegotiation by the Company and RP Financial. Such unforeseen events shall include, but not be limited to, major changes in the conversion regulations, appraisal guidelines or processing procedures as they relate to conversion appraisals, major changes in management or procedures, operating policies or philosophies, and excessive delays or suspension of processing of conversion applications by the regulators such that completion of the conversion transaction requires the preparation by RP Financial of a new appraisal.

REPRESENTATIONS AND WARRANTIES

        The Company and RP Financial agree to the following:

        1. The Company agrees to make available or to supply to RP Financial such information with respect to its business and financial condition as RP Financial may reasonably request in order to provide the aforesaid valuation. Such information heretofore or hereafter supplied or made available to RP Financial shall include: annual financial statements, periodic regulatory filings and material agreements, debt instruments, off balance sheet assets or liabilities, commitments and contingencies, unrealized gains or losses and corporate books and records. All information provided by the Company to RP Financial shall remain strictly confidential (unless such information is otherwise made available to the public), and if the conversion is not consummated or the services of RP Financial are terminated hereunder, RP Financial shall upon request promptly return to the Company the original and any copies of such information.

        2. The Company hereby represents and warrants to RP Financial that any information provided to RP Financial does not and will not, to the best of the Company's knowledge, at the times it is provided to RP Financial, contain any untrue statement of a material fact or in response to informational requests by RP Financial fail to state a material fact necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

        3.      (a)     The Company agrees that it will indemnify and hold
harmless RP Financial, any affiliates of RP Financial, the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under this agreement (hereinafter referred to as "RP Financial"), from and against any and all losses, claims, damages and liabilities (including, but not limited to, reasonable attorneys fees, all losses and expenses in connection with claims under the federal securities laws) attributable to (i) any untrue statement or alleged untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by the Company to RP Financial, either orally or in writing; (ii) the omission or alleged omission of a material fact from the financial statements or other information furnished or otherwise made available by the Company to RP Financial; or (iii) any action or omission to act by the Company, or the Company's respective officers, directors, employees or agents, which action or omission is undertaken in bad faith or is negligent. The Company will be under no obligation to indemnify

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MR. MARTIN A. THOMSON
NOVEMBER 4, 2004
PAGE 4


RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought hereunder. Reasonable time devoted by RP Financial to situations for which indemnification is provided hereunder, shall be an indemnifiable cost payable by the Company at the normal hourly professional rate chargeable by such employee.

                (b) RP Financial shall give written notice to the Company of such claim or facts within thirty days of the assertion of any claim or discovery of material facts upon which the RP Financial intends to base a claim for indemnification hereunder, including the name of counsel that RP Financial intends to engage in connection with any indemnification related matter. In the event the Company elects, within seven days of the receipt of the original notice thereof, to contest such claim by written notice to RP Financial, the Company shall not be obligated to make payments under Section 3(c), but RP Financial will be entitled to be paid any amounts payable by the Company hereunder, together with interest on such costs from the date incurred at the annual rate of prime plus two percent within five days after the final determination of such contest either by written acknowledgement of the Company or a final judgment of a court of competent jurisdiction, unless it is determined in accordance with Section 3(c) hereof that RP Financial is not entitled to indemnity hereunder. If the Company does not so elect to contest a claim for indemnification by RP Financial hereunder, RP Financial shall (subject to the Company's receipt of the written statement and undertaking under Section 3(c) hereof) be paid promptly and in any event within thirty days after receipt by the Company of billing statements or invoices for which RP Financial is entitled to reimbursement under Section 3(c) hereof.

                (c) Subject to the Company's right to contest under Section 3(b) hereof, the Company shall pay for or reimburse the reasonable expenses, including attorneys' fees, incurred by RP Financial in advance of the final disposition of any proceeding within thirty days of the receipt of such request if RP Financial furnishes the Company: (1) a written statement of RP Financial's good faith belief that it is entitled to indemnification hereunder; and (2) a written undertaking to repay the advance if it ultimately is determined in a final adjudication of such proceeding that it or he is not entitled to such indemnification.

                (d) In the event the Company does not pay any indemnified loss or make advance reimbursements of expenses in accordance with the terms of this agreement, RP Financial shall have all remedies available at law or in equity to enforce such obligation.

        This agreement constitutes the entire understanding of the Company and RP Financial concerning the subject matter addressed herein, and such contract shall be governed and construed in accordance with the laws of the Commonwealth of Virginia. This agreement may not be modified, supplemented or amended except by written agreement executed by both parties.

        The Company and RP Financial are not affiliated, and neither the Company nor RP Financial has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other.

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MR. MARTIN A. THOMSON
NOVEMBER 4, 2004
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                              * * * * * * * * * * *

        Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter, together with the initial retainer fee of $5,000.

                                        Sincerely,



                                        /s/ William E. Pommerening
                                        --------------------------
                                        William E. Pommerening
                                        Chief Executive Officer and
                                          Managing Director





Agreed To and Accepted By:   /s/ Martin A. Thomson
                             ---------------------
                             Martin A. Thomson
                             President and Chief Executive Officer

Upon Authorization by the Board of Directors For:

Alpena Bancshares, Inc.,  subsidiary of
Alpena  Bancshares MHC
Alpena, Michigan


Date Executed:               November 19, 2004
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